                                  EXHIBIT 2.1

               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is made and entered into at Gardena, California on March 24, 1998 by and between Rotonics Manufacturing Inc., a Delaware corporation (the "Buyer" or the "Surviving Corporation"), GSC Industries, Inc., a Florida corporation ("GSC"), Rotocast International, Inc., a Delaware corporation ("Rotocast"), Rotocast Plastic Products, Inc., a Florida corporation ("Plastic Products"), Wonder Products, Inc., a Louisiana corporation ("Wonder"), Nutron Plastics, Inc., a Florida corporation ("Nutron"), Rotocast Plastic Products Of Texas, Inc., a Texas corporation ("Rotocast Texas"), Rotocast Plastic Products Of Nevada, Inc., a Nevada corporation ("Rotocast Nevada"), Rotocast Plastic Products Of Tennessee, Inc., a Tennessee corporation ("Rotocast Tennessee"), and Rotocast Management Corporation, a Florida corporation ("Rotocast Management") (Plastic Products, Wonder, Nutron, Rotocast Texas, Rotocast Nevada, Rotocast Tennessee and Rotocast Management are hereinafter referred to as the "Rotocast Subsidiaries"), Robert D. Grossman, individually and as Trustee U.A.D. May 30, 1997 ("Grossman"), Janet J. Sue Cornwall, as Trustee of the Robert M. Cornwall Living Trust dated 12-13-94 ("Janet Cornwall"), Robert M. Cornwall, individually and as Trustee of the Janet J. Sue Cornwall Living Trust dated 12-13-94 ("Cornwall"), Thomas R. Schidel, individually and as Trustee of the Thomas R. Schidel Trust dated 12-6-96 ("Schidel"), Dr. Irving Levitt, as Trustee of the Revocable

Living Trust dated 9-11-78 as amended ("Levitt"), Michael M. Jaller and Helen C. Jaller, JTWROS ("Jaller"), and Thomas R. Schidel, as Trustee of the Joann Schidel Trust dated 4-4-94 ("Joann Schidel") (Grossman, Janet Cornwall, Cornwall, Schidel, Levitt, Jaller and Joann Schidel are hereinafter referred to as the "GSC Shareholders"), with reference to and based upon the following facts:

     A.   DESCRIPTION OF THE COMPANY, THE SELLERS AND THE COMPANY'S BUSINESS.
As used herein, the terms "Company" and the "Seller Corporations" shall mean Rotocast and each of the Rotocast Subsidiaries or any of them as the context requires. As used herein, the term "Sellers" shall mean GSC, the Company, Grossman, Cornwall and Schidel or any of them as the context requires. For approximately 31 years, the Company has been engaged in the manufacture and sale of rotationally molded plastic products and injection molded plastic products and currently leases eight (8) separate manufacturing facilities two of which are located in Miami, Florida, three of which are located in Brownwood, Texas and one each of which is located in Las Vegas, Nevada, Knoxville, Tennessee and Shreveport, Louisiana (the "Plants"). As used herein, the term "Constituent Corporations" shall mean and include the Buyer, Rotocast and the Rotocast Subsidiaries.

     B. DESCRIPTION OF THE BUYER AND THE BUYER'S BUSINESS. The predecessor to the Buyer and the Buyer have together been engaged in the manufacture and sale of rotationally molded plastic products since May 1973. The Buyer's Corporate Headquarters are in Gardena,

California. The Buyer leases and owns various plants located in eight (8) different locations throughout the United States of America.

     C. ACQUISITION OF THE COMPANY BY MERGER. The parties have agreed that the Buyer will acquire all of the assets and properties of the Company and assume all of the disclosed liabilities and obligations of the Company by causing the Rotocast Subsidiaries and Rotocast to be merged into the Buyer all as set forth in more detail below. The parties intend that the Plan Of Merger set forth herein shall constitute a tax free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986 as amended to date (the "Code").

     D. OTHER RELATED AGREEMENTS. The parties have agreed to execute and deliver additional agreements and documents described below at the "Closing" described below.

     NOW, THEREFORE, in consideration of, based upon and subject to the above recitals and the mutual promises, covenants, conditions, representations and warranties contained herein and the mutual benefits to be derived therefrom, the parties agree as follows:

                                      ARTICLE I

                    ADOPTION OF PLAN OF MERGER AND REORGANIZATION

     1.1 INTENTION OF PARTIES. The parties hereby adopt the Plan of Merger hereinafter set forth. As used herein, Rotocast and the Rotocast Subsidiaries shall also be referred to as the "Disappearing Corporations" and the Buyer shall also be referred to as the "Surviving Corporation". It is the intention of the parties that the merger of the Disappearing Corporations into the Surviving Corporation shall constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

     1.2 PLAN OF MERGER. On the "Effective Date" as defined in Section 1.6 below, each of the Disappearing Corporations shall be merged into the Buyer as the Surviving Corporation of such merger.

     1.3 CERTIFICATE OF INCORPORATION. The Certificate Of Incorporation of the Buyer as in effect on the Effective Date shall be the Certificate Of Incorporation of the Surviving Corporation and until further amended as provided by law.

     1.4 BY-LAWS. The By-laws of the Buyer as in effect on the Effective Date shall be the By-laws of the Surviving Corporation until the same shall be thereafter altered, amended or repealed.

     1.5 DIRECTORS AND OFFICERS. The directors and officers of the Buyer on the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been elected and shall qualify and as otherwise provided by the By-laws of the Surviving Corporation. GSC's designated representative shall also be added to the Buyer's Board of Directors as specified in Section 4.3.2 below.

     1.6 EFFECTIVE DATE OF MERGERS. The mergers shall be effective upon the earlier of March 31, 1998 or upon the filing of the Certificates Of Merger and Agreements Of Merger in accordance with the requirements of the laws of the states of Florida, Delaware, Louisiana, Texas, Nevada and Tennessee, respectively, which the parties plan and intend will occur on or before March 31,

1998 (the "Effective Date").


     1.7 EFFECTS OF MERGERS. Upon the Effective Date, the Surviving Corporation shall receive and possess all of the rights, privileges, powers and franchises, both of a public and private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Disappearing Corporations, and each of the rights, privileges, powers and franchises, and all and every other interest of the Disappearing Corporations shall be thereafter as effectually the property of the Surviving Corporation as they previously were of the Disappearing Corporations. All property, real, personal, and mixed, and all debts due to the Disappearing Corporations on any account, as well as for any stock subscriptions and other choses in action belonging to the Disappearing Corporations (the "Company Assets") shall vest in the Surviving Corporation as effectually as they were vested in the Disappearing Corporations immediately prior to the mergers. The Buyer shall take possession of the Company Assets on the "Closing Date" specified in Section 5.4 below and be fully responsible for the operations of the Company from and after the Closing Date.

     1.8 DELIVERY OF CAPITAL STOCK OF DISAPPEARING CORPORATIONS. At the "Closing" on the "Closing Date" more specifically defined in Section 5.4 below, each holder of an outstanding certificate or certificates representing outstanding capital stock of each of the Disappearing Corporations shall surrender the same to the Surviving Corporation, duly endorsed with any required documentary or transfer tax stamps duly affixed, and GSC shall thereupon receive in exchange certificates representing the number of shares of the Buyer's $0.01 par value Common Stock (the "Common Stock") into which the outstanding capital stock of the Disappearing Corporations represented by the certificate or certificates so surrendered shall have been converted by the provisions of this Agreement as specified in Article II below.

     1.9 FURTHER DOCUMENTS. If at any time after the Effective Date, the Buyer shall reasonably desire any further documents, assignments or assurances in order to vest in the Buyer title to any property or rights of the Disappearing Corporations acquired or to be acquired by reason of or as a result of the mergers, the Disappearing Corporations and their proper directors and officers shall execute, acknowledge, deliver and file all such proper documents, deeds, assignments and assurances and do all other acts necessary and proper to vest, perfect or confirm title to such property or rights in the Buyer or otherwise to carry out the purposes of this Agreement, and the proper directors and officers of the Buyer are hereby fully authorized in the name of each of the Disappearing Corporations or otherwise to take any and all such actions. The Buyer shall furnish the Sellers with complete conformed copies of all documents prepared pursuant to this Section promptly after their completion and delivery.

     1.10 MANNER OF CONVERTING SHARES. The manner of converting the shares of each of the Constituent Corporations upon the merger shall be as set forth in
Article II hereof.

     1.11 TERMINATION. This Agreement and Plan of Merger may be terminated and the mergers may be abandoned at any time prior to the Effective Date of the mergers by the mutual written consent of the Boards of Directors of the Buyer, GSC and Rotocast and each of the individual Sellers.

                                      ARTICLE II

                    MANNER OF CONVERTING SHARES OF CAPITAL STOCK,
                THE BUYER'S PROMISSORY NOTE AND THE ESCROW PROVISIONS

     2.1 CONVERSION OF SHARES. The manner of converting the shares of capital stock of each of the Constituent Corporations upon the merger shall be as follows:

     2.1.1 VALUATION OF BUYER'S COMMON STOCK. The Buyer's Common Stock is now and for many years has been regularly quoted and traded on the American Stock Exchange ("AMEX"). The exact number of shares of the Buyer's Common Stock to be delivered to GSC pursuant to this Agreement shall be determined by the average of the closing asked prices for the Buyer's Common Stock for the 360 calendar days up to and including the day prior to the Closing which the parties anticipate will occur on March 25, 1998. For purposes of computing the exact number of shares of the Buyer's Common Stock, and notwithstanding any actual closing asked or bid prices for the Buyer's Common Stock, the parties agree that the minimum value of the Buyer's Common Stock shall be $1.25 per share and the maximum value of the Buyer's Common Stock shall be $1.75 per share.

     2.1.2 SHARES OF BUYER'S COMMON STOCK TO BE ISSUED TO GSC. In consideration for the sale by the Sellers of all of the Company

Assets and the assumption by the Buyer of the disclosed liabilities of the Company, pursuant to the Plan of Merger described herein, at the Closing of the transaction, the Buyer shall issue and deliver to GSC $3,000,000 worth of the Buyer's Common Stock with the exact number of shares to be determined in accordance with Subsection 2.1.1 hereof.

     2.2 BUYER'S NOTE. As additional consideration for the mergers, the Buyer shall also deliver the Buyer's interest bearing Secured Promissory Note in the principal amount of $2,000,000 with all principal and any accrued but unpaid interest due and payable eighteen (18) months from the date of the Closing, a copy of which is attached hereto as Exhibit "A" and incorporated herein by this reference (the "Buyer's Note"). Interest on the Buyer's Note shall be payable one (1) year from the Closing Date and at maturity. The Buyer shall have the right to prepay all or any portion of the Buyer's Note without penalty at any time.

     2.3 COLLATERAL FOR BUYER'S NOTE. The Buyer will also deliver to the Sellers at the Closing a $2,000,000 irrevocable standby letter of credit in favor of the Sellers issued by Wells Fargo Bank in the form of Exhibit "B" which is attached hereto and incorporated herein by this reference (the "Letter of Credit") to secure the Buyer's obligations to pay the Buyer's Note.

     2.4 ESCROW FOR BUYER'S NOTE AND LETTER OF CREDIT. At the Closing, the parties shall immediately deliver to Chicago Title Company, Escrow Department, 700 So. Flower Street, Suite 900, Los Angeles, California 90071 ("Chicago Title") the original Buyer's

Note and the original Letter of Credit to be held by Chicago Title for the benefit of the parties until the Buyer pays or prepays the Buyer's Note all pursuant to the Chicago Title Escrow Instructions which are attached hereto as Exhibit "C" and incorporated herein by this reference (the "Note Escrow Instructions"). On the maturity date of the Buyer's Note, the Buyer shall be obligated to pay the Buyer's Note and shall, upon any actual payment of the Buyer's Note including accrued interest, receive back from Chicago Title the original Letter of Credit. In the event that the Buyer fails to pay the Buyer's Note within ten (10) business days after its maturity date, Chicago Title shall then deliver the Letter of Credit to GSC so that GSC may obtain payment of the Letter of Credit amount directly from Wells Fargo Bank. Payment of the Letter of Credit amount shall not release the Buyer from its obligation for any accrued but unpaid interest owed on the Buyer's Note. The Escrow for the Buyer's Note and the Letter of Credit will not be subject to offset for any claims of the Buyer arising from any breaches of representations, warranties or covenants by the Sellers.

     2.5 ESCROW TO COVER CONTINGENCIES. At the Closing, the Sellers will also deposit five percent (5%) of the shares of Common Stock of the Buyer received pursuant to this Agreement in a second Escrow Account with Chicago Title. The second Escrow Account will be known as the "Contingency Escrow". The shares deposited in the Contingency Escrow shall be held by Chicago Title pursuant to the Contingency Escrow Instructions which are attached hereto as

Exhibit "D" and incorporated herein by this reference (the "Contingency Escrow Instructions") and the Security Agreement which is attached hereto as Exhibit "E" and incorporated herein by this reference (the "Security Agreement") until the latter of December 31, 1998 or the resolution of claims asserted by December 31, 1998 to provide recourse to the Buyer in the event of any breaches of representations, warranties or covenants by the Sellers in this Agreement or any of the supporting Agreements. In the event that no claims are made by the Buyer against the Contingency Escrow on or before December 31, 1998, the shares of Common Stock deposited therein shall be released to GSC on or before January 10, 1999. In the event that claims against the Contingency Escrow are asserted by the Buyer by written notice to the Sellers and Chicago Title on or before December 31, 1998, the number of shares of Common Stock deposited in the Contingency Escrow described in the next sentence shall be held by Chicago Title until all such claims are resolved. The number of shares of Common Stock to remain in the Contingency Escrow shall be determined by valuing the Common Stock at the closing asked price on December 31, 1998, multiplying the amount of all claims by one and one-quarter (1 1/4) and then dividing the product by the December 31, 1998 closing asked price of the Buyer's Common Stock.

     2.6 REGISTRATION OF SHARES OF BUYER'S COMMON STOCK. The Buyer, at its expense, will cause the shares of Common Stock of the Buyer that are delivered to the Sellers at Closing including any shares deposited into the Contingency Escrow to be registered with the Securities and Exchange Commission ("SEC") on the earlier of the filing of the Buyer's next Proxy Statement or the date that is eighteen (18) months subsequent to the Closing Date. The requirement to register does not evidence any intent on the part of the Sellers to sell or dispose of any of the shares of Common Stock.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers and each of them represent and warrant to the Buyer that except as set forth in the Disclosure Schedule attached hereto as Exhibit "F" and incorporated herein by this reference that:

     3.1.1 TITLE TO THE COMPANY SHARES OF CAPITAL STOCK. GSC owns beneficially and of record all of the outstanding capital stock of Rotocast. Rotocast owns beneficially and of record all of the outstanding capital stock of each of the Rotocast Subsidiaries. The following individual parties own beneficially and of record all of the outstanding capital stock of GSC:



     Name                Number of Shares Owned        Ownership
     ----                ----------------------        ---------
                                                       Percentage
                                                       ----------
     Grossman                 540                         54%
     Janet Cornwall            70                          7%
     Cornwall                  70                          7%
     Schidel                  100                         10%
     Levitt                    20                          2%
     Jaller                   100                         10%
     Joann Schidel            100                         10%


As used herein, "Company Capital Stock" means all of the issued and outstanding capital stock of Rotocast and each of the Rotocast Subsidiaries including without limitation the Rotocast capital stock identified above. The Sellers together own all shares of the Company Capital Stock free and clear of all Liens, encumbrances and security interests.

     3.1.2 AUTHORITY FOR AGREEMENTS. The Sellers and each of them have the legal capacity and the authority to execute and deliver this Agreement, the Employment Agreements described below, the Security Agreement, the Covenants Not To Compete described below, the Note Escrow Instructions, the Contingency Escrow Instructions, the Disclosure Schedule and all other documents, agreements and schedules specified herein (collectively the "Transaction Agreements"), to perform his, her or its obligations under the Transaction Agreements and to consummate the transactions contemplated by each Transaction Agreement.

     3.1.3 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of any of the Sellers in such manner as to give rise to any valid claim against any of the Sellers or the Buyer for any brokerage or finder's commission, fee or similar compensation.

     3.1.4 FIRPTA STATEMENT. The Company is not a foreign person within the meaning of Section 1.1445-2(b)(2)(i) of the Treasury Regulations, the Code and other applicable Treasury Regulations.

     3.1.5 COMPANY AUTHORITY FOR AGREEMENTS. The Company has the corporate power and authority to execute and deliver the Transaction Agreements, to perform its obligations under the Transaction Agreements and to consummate the transactions contemplated by each such Agreement. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated by each such Agreement have been duly authorized by the Boards of Directors and all of the shareholders of each of the corporations comprising the Company. The Transaction Agreements constitute the valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, reorganization and similar laws and applicable principles of equity. Except as specified in Section 3.1.5 of the Disclosure Schedule, the execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not conflict with or result in any violation of or default under any provision of the Articles of Incorporation or By-Laws of the Company or any mortgage, indenture, lease, agreement, instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of the Company Assets. Except as specified in Section 3.1.5 of the Disclosure Schedule, no consent, license, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Except as specified in Section 3.1.5 of the Disclosure Schedule, no consent of any third party is required to be obtained by the Company in connection with the execution, delivery and performance of the Transaction Agreements or the consummation of the transactions contemplated thereby.

     3.1.6 CORPORATE STATUS. Each of the corporations comprising the Company is a corporation which was incorporated on the date set forth below, is duly organized, validly existing and in good standing under the laws of the state of its incorporation which is also set forth below with full corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Each of the Corporations comprising the Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified in Section 3.1.6 of the Disclosure Schedule, which includes each jurisdiction in which the failure to so qualify or be licensed would have a material or adverse effect on its business. Each of the Corporations comprising the Company has delivered to the Buyer complete and correct copies of its Articles of Incorporation, By-Laws and Minutes and all amendments as in effect on the date hereof. The dates and states of incorporation for each of the Seller Corporations are as follows:


     Corporate Name           State of            Date
     --------------           Incorporation       Incorporated
                              -------------       ------------
     GSC                      Florida             8-12-96
     Rotocast                 Delaware            3-5-91
     Plastic Products         Florida             8-16-67
     Wonder                   Louisiana           4-12-88
     Nutron                   Florida             12-31-64
     Rotocast Texas           Texas               9-4-73
     Rotocast Nevada          Nevada              3-2-88
     Rotocast Tennessee       Tennessee           10-10-84
     Rotocast Management      Florida             3-27-91


     3.1.7 INVESTMENTS. The Company has no subsidiaries other than the Rotocast Subsidiaries and does not own any shares of the capital stock or other securities of, or any interest in, any corporation, partnership, association or other entity, other than items properly includable as cash equivalents on the Company's Balance Sheet dated December 31, 1997 and the securities listed in
Section 3.1.7 of the Disclosure Schedule, if any.

     3.1.8  CAPITALIZATION.

          (a) The authorized and outstanding capital stock of the Seller Corporations consists of the following:


     Name                Authorized Number        Number of Shares
     -----               of Shares                Issued and
                         -----------------        Outstanding
                                                  ----------------
     GSC                                           1,000
     Rotocast               10,000                10,000
     Plastic Products    2,000,000                 1,000
     Wonder                  1,000                   100
     Nutron                 20,000                20,000
     Rotocast Texas         40,000                40,000
     Rotocast Nevada         2,500                 2,500
     Rotocast Tennessee      2,000                    50
     Rotocast Management     1,000                 1,000


All of the foregoing issued and outstanding capital stock of each of the Seller Corporations has been duly authorized and validly issued and is fully paid and nonassessable and is owned by the persons and corporations specified in this Agreement free and clear of all Liens, encumbrances and security interests.

          (b) Except as set forth in Section 3.1.8(b) of the Disclosure Schedule, (i) there are no preemptive or similar rights on the part of any holders of any class of securities of the Seller Corporations, (ii) no options, warrants, conversion or other rights, agreements or commitments of any kind obligating any of the

Sellers, contingently or otherwise, to issue or sell any shares of their capital stock of any class or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given; and
(iii) there are no outstanding contractual obligations of any of the Sellers to repurchase, redeem or otherwise acquire any outstanding shares of any of the Sellers capital stock.

     3.1.9 FINANCIAL STATEMENTS. The Sellers have delivered to the Buyer audited Financial Statements prepared by the Company for the two (2) fiscal years ended on March 31, 1995 and March 31, 1996 and audited Financial Statements for the nine (9) month period ended on December 31, 1996 and the fiscal year ended on December 31, 1997 (collectively the "Financial Statements"). The Balance Sheet included in the December 31, 1997 Financial Statements reflects that as of that date the Total Shareholders Equity (Net Worth) of the Company was $480,980. All of the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and present fairly in all material respects the financial position of the Company as at the respective dates thereof, and the results of operations of the Company for the respective periods indicated. The Closing Net Worth as of the Effective Date shall be no less than $350,000.

     3.1.10 UNDISCLOSED LIABILITIES. Except as disclosed in this Agreement or in Section 3.1.10 of the Disclosure Schedule and except for liabilities which are disclosed or reserved against in the Balance Sheet dated as of February 28, 1998 (the "Closing Balance Sheet"), or liabilities incurred in the ordinary course of business of the Company subsequent to the Effective Date and not prohibited by this Agreement, the Company has no other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, of the type required to be reflected or disclosed in a Balance Sheet prepared in accordance with generally accepted accounting principles.

     3.1.11 ABSENCE OF CHANGES. Since December 31, 1997, except as specified in Section 3.1.11 of the Disclosure Schedule or permitted pursuant to this Agreement, the Company has not:

          (a) undergone any change in its condition (financial or other), properties, assets, liabilities, or operations, other than changes in the ordinary course of business which has individually or in the aggregate had a material adverse effect on the condition (financial or other), properties, assets, liabilities, or operations of the Company (defined collectively as the "Company Business" herein);

          (b) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

          (c) issued or sold any shares of its capital stock of any class or any options, warrants or conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

          (d) incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt outstanding as of December 31, 1997, other than in the ordinary course of business or pursuant to agreements and instruments listed on the Disclosure Schedule;

          (e) mortgaged, pledged or subjected to any Lien, any of its properties or assets, tangible or intangible, except for Permitted Encumbrances as defined in Section 3.1.13(a), other than in the ordinary course of business or pursuant to agreements and instruments listed on the Disclosure Schedule;

          (f) acquired or disposed of any material assets (including surplus or obsolete inventory) or properties, or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

          (g) forgiven or canceled any material debts or claims or waived any material rights, except in the ordinary course of business;

          (h) entered into any material agreement, commitment or other material transaction other than in the ordinary course of business or entered into any material agreement which, pursuant to its terms, is not cancellable without penalty on less than 60 days' notice;

          (i) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, other than normally scheduled bonuses, payments and increases in the ordinary course of business;

          (j) adopted or amended in any material respect, any employment, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees other than as required by law;

          (k) suffered any damage, destruction or loss (whether or not covered by insurance) which may reasonably be expected to materially and adversely affect (individually or in the aggregate) the Company Business;

          (l) suffered any strike or other employment-related problem which may reasonably be expected to materially and adversely affect the Company Business;

          (m) suffered any loss of employees or customers that may reasonably be expected to materially and adversely affect the Company Business;

          (n)  amended its Articles of Incorporation or By-Laws;

          (o) changed in any material respect its accounting practices, policies or principles;

          (p) granted any rights or licenses under any of its trademarks, trade names or patents or entered into any licensing or distributorship agreements, other than distributor agreements entered into in the ordinary course of business; or

          (q) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment.

     3.1.12 TAXES. (a) Except as disclosed in Section 3.1.12 of the Disclosure Schedule, the Company has duly filed all federal, state, local and foreign Tax Returns which are required to be filed by it prior to the date hereof and has paid all Taxes which are shown thereon to be due and all other Taxes imposed by law upon any of its properties, assets, sales, income, receipts, payrolls, transactions, capital, net worth or franchises which have become due and payable as shown therein. No tax liens have been filed against the Company and neither the Internal Revenue Service ("IRS") nor any other taxing authority is now asserting or, to the knowledge of the Sellers, threatening to assert against the Company any deficiency or claim for additional Taxes. Except as provided in Section 3.1.12 of the Disclosure Schedule, no Return of the Company is to the knowledge of the Sellers currently under audit by the IRS or by the taxing authorities of any other jurisdiction. The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, local or foreign Tax. For purposes of this Agreement: (i) "Returns" shall include all reports, declarations, information statements and returns required to be filed with any taxing authority under all foreign, federal, state or local laws or regulations, as appropriate, relating to Taxes; and (ii) "Taxes" shall include all income taxes, franchise taxes, withholding taxes, estimated taxes, unemployment insurance, social security, sales and use taxes, excise taxes, occupancy taxes, real and personal property taxes, stamp taxes, transfer taxes and workers' compensation and other assessments or governmental charges or obligations of the same or of a similar nature with respect to periods ending on or prior to the date hereof and all interest, additions to taxes and penalties payable by the Company with respect thereto, whether such interest, additions or penalties arose before or after the Closing Date, but only to the extent they relate to periods prior to Closing.

          (b) No consent or agreement under Section 341(f) of the Code is in effect with respect to the Company. The international boycott factor (as defined in Section 999 of the Code) for the Company is zero.

          (c) Except as disclosed in Section 3.1.12 of the Disclosure Schedule, the Company has not (i) agreed to and is not required to make any adjustment under Section 481(a) of the Code or Revenue Procedure 87-32 (or any successor thereto), by reason of a change in taxable year, method of accounting or otherwise; (ii) since formation been included in a combined or consolidated income tax return; or (iii) since its formation owned stock representing 50% or more of the voting power or value of another corporation.

          (d) The Company's taxable years for federal and state income and franchise tax purposes ended on March 31 through March 31, 1996 and have been at all times since then and now are a taxable fiscal year ending on December 31.

     3.1.13 PROPERTIES. (a) Section 3.1.13(a) of the Disclosure Schedule contains a complete and correct list of all real properties and interests therein owned or leased by the Company

(the "Real Property"). Section 3.1.13(a) of the Disclosure Schedule contains a complete and correct list of all tangible Personal Property having an original cost to the Company in excess of $10,000 and which is reflected as an asset (net of depreciation) in the Financial Statements as of December 31, 1997 or acquired after the date of such Financial Statements (except to the extent disposed of since such date in the ordinary course of business). The Company has good and marketable title to all Real Property and Personal Property owned by it and valid leasehold interests in all Real Property and Personal Property leased by it, in each case free and clear of all Liens, except (i) as indicated in Section 3.1.13(a) of the Disclosure Schedule, (ii) Liens securing liabilities as reflected on the Balance Sheet included in the December 31, 1997 Financial Statements, (iii) Liens for current taxes not due and payable, and (iv) encumbrances and easements which do not in any material respect detract from the value or interfere with the use of the Properties affected thereby (the exceptions described in the foregoing clauses (i), (ii), (iii) and (iv) being referred to herein as "Permitted Encumbrances").

          (b) None of the Real Properties occupied by the Company nor any current use thereof violates in any material respect any local zoning or similar land use laws or environmental laws or other governmental laws or regulations. No current use of any of the Company's Properties or assets is dependent on a nonconforming use or other permit the absence of which would limit in any material respect the use of such Properties or assets in the

Company Business as now conducted. All structures and all machinery and equipment of the Company are fully located within the lines of record title. There do not exist any material unsafe conditions or material defects in or need for material repairs to or remediation of any portion of any Real Properties.

          (c) Section 3.1.13(c) of the Disclosure Schedule contains a list complete and correct in all material respects of all leases and conditional sales or other title retention agreements involving annual payments by the Company in excess of $1,000. The Company has delivered or made available to the Buyer complete and correct copies of all leases and other agreements with respect to Real Property and Personal Property; all such leases and other agreements are valid, subsisting and effective in accordance with their terms; and there does not exist thereunder any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder by the Company or any other party thereto.

          (d) Except as specified in Section 3.1.13(d) of the Disclosure Schedule, (i) all structures and other improvements located on the Real Property and all tangible Personal Property currently in use by the Company are in functional operating condition and repair, subject to ordinary wear and tear, are suitable for the purposes for which they are used and are performing the functions for which they were intended, (ii) all items of Personal Property have performed at commercially reasonable standards since the later of 12 months prior to the date hereof and the time of their acquisition and are being used by the Company as of the date hereof in connection with the business and operations of the Company, and (iii) no repairs or other expenditures are presently required to be made on any structure, improvement, machinery or equipment so as to maintain such asset in its present condition, which repairs or capital expenditures would in the aggregate involve the expenditure of more than $1,000.

     3.1.14 MATERIAL CONTRACTS. Section 3.1.14 of the Disclosure Schedule contains a complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types to which the Company is a party or by which the Company or any of its Properties are bound as of the date hereof: (a) mortgages, indentures, security agreements, financing statements and other agreements, guarantees and instruments relating to the borrowing of money or extension of credit; (b) employment, consulting, service, payroll, severance and agency agreements (other than such agreements terminable upon less than 30 days notice); (c) collective bargaining agreements; (d) bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, trusts or funds for the benefit of employees, officers, agents or directors (whether or not legally binding); (e) sales agency, manufacturer's representative or distributorship agreements; (f) agreements, orders or commitments for the purchase by the Company of raw materials, supplies or finished products exceeding $1,000; (g) agreements, orders or commitments for the sale by the Company of its products exceeding

$5,000 with respect to any one agreement; (h) licenses or assignments of patent, copyright, trade names, trademark and other intellectual property rights; (i) agreements or commitments for capital expenditures by the Company in excess of $5,000 for any single project (it being warranted that all disclosed and undisclosed agreements or commitments for capital projects do not exceed $30,000 in the aggregate); (j) brokerage or finder's agreements; (k) joint venture and partnership agreements; and (l) other agreements, contracts and commitments which in any case involve payments or receipts by the Company of more than $5,000 with respect to any single transaction. The Company has delivered or made available to the Buyer complete and correct copies of all such written agreements, contracts and commitments, together with all amendments thereto, and accurate descriptions of all such oral agreements are listed in Section 3.1.14 of the Disclosure Schedule. Such agreements, contracts and commitments are in full force and effect and, except as disclosed in Section 3.1.14 of the Disclosure Schedule, there does not exist thereunder any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder on the part of the Company or any other party thereto. The Company does not have any outstanding powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

     3.1.15 ACCOUNTS RECEIVABLE; INVENTORIES. The accounts receivable of the Company reflected on the December 31, 1997

Balance Sheet (except those collected since such date) and such additional accounts as are reflected on the books of the Company as of February 28, 1998 and as shall be reflected on the books of the Company as of the Closing Date are and shall be good and collectible as of the Closing Date and until fully collected except to the extent expressly reserved against thereon. All such accounts receivable have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by the Company. Section 3.1.15(a) of the Disclosure Schedule sets forth all such accounts receivable of the Company as of February 28, 1998 and the age (to the nearest month) of such receivables. The inventories reflected on the December 31, 1997 Balance Sheet and those inventories held by the Company on the date hereof are in the aggregate in good, merchantable and usable condition and have been reflected on the Balance Sheets at the lower of cost or market, in accordance with generally accepted accounting principles, and include no obsolete or discontinued items, except to the extent reserved against on the December 31, 1997 Balance Sheet or except as disclosed in Section 3.1.15(b) of the Disclosure Schedule.

     3.1.16 INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION. Section 3.1.16 of the Disclosure Schedule contains a complete and correct list of all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, substitutions or extensions thereof); all registered and unregistered trademarks, service marks, trade names, brand names, fictitious names, certification marks, slogans, marks, logos and symbols and all applications for registration or renewal of registration of any of the foregoing used, owned or claimed by the Company; all copyright registrations and copyright applications owned by or licensed to the Company; all Environmental Protection Agency ("EPA") registrations and applications in each case used in or necessary to the Company Business throughout the world; and all similar intellectual property rights; in each case which is material to the Company. The Company is the registered and beneficial owner of all of the property interests described in the first sentence of this Section 3.1.16 (herein collectively called the "Intellectual Property") and to the extent any ownership of the Intellectual Property is registered the Company is also the registered owner thereof, in each case free and clear of all licenses or Liens, except as specified in Section
3.1.16 of the Disclosure Schedule. Except as disclosed in Section 3.1.16 of the Disclosure Schedule, the Company owns, or possesses adequate rights to use, all the Intellectual Property and all inventions, processes, designs, formulae, trade secrets, know-how, confidential information and other proprietary rights (collectively, the "Proprietary Information") necessary for the conduct of the Company Business, with no known conflict with or infringement on the asserted rights of others. Except as disclosed in Section 3.1.16 of the Disclosure Schedule, the Company has taken all steps reasonably necessary to preserve the confidential nature of the Proprietary Information. To the knowledge of the Sellers no third party is infringing upon any of the Intellectual Property or Proprietary Information, and to the knowledge of the Sellers no claim exists that any of the Intellectual Property or Proprietary Information is not valid or enforceable by the Company. The Company has not waived any of its material rights to any of the Intellectual Property or Proprietary Information.

     3.1.17 INSURANCE. Section 3.1.17 of the Disclosure Schedule contains a complete and correct list of all insurance policies maintained by the Company. The Company has delivered or made available to the Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied with the provisions of such policies in all material respects.

     3.1.18 BANK ACCOUNTS. Section 3.1.18 of the Disclosure Schedule contains a complete and correct list of each bank in which the Company has an account or safe deposit box, together with the names of all persons authorized to draw thereon or have access thereto.

     3.1.19 LITIGATION. Except as disclosed in Section 3.1.19 of the Disclosure Schedule, there is no judicial or administrative action, suit or proceeding pending or, to the knowledge of the Sellers, threatened which affects or could reasonably be expected to affect materially the Company Business or result in any liability on the part of the Company in excess of $1,000, or which involves or could involve the validity of this Agreement or of any action taken or to be taken in connection herewith, nor has any such action, suit or proceeding been pending since January 1, 1993 which remains unresolved. Except as set forth in Section 3.1.19 of the Disclosure Schedule, no citations, fines or penalties have been asserted in any material amount against the Company within the last five years under any federal, state or local law relating to air or water or soil pollution or contamination or other environmental protection matters, or relating to occupational health or safety. The Company has delivered or made available to the Buyer copies of all of the Company's files containing information with respect to (i) customer and user complaints relating to product performance since January 1, 1993, (ii) recalls of products or notifications therefor by any governmental agency or voluntarily by the Company since January 1, 1993, and (iii) claims made or threatened which the Company has put in the hands of its insurance carriers since January 1 , 1993 relating to personal or other injuries or other damages resulting from the manufacture, sale or use of any products manufactured or sold by the Company.

     3.1.20  COMPLIANCE; LICENSES AND PERMITS.  (a) Except as set forth in
Section 3.1.20 of the Disclosure Schedule, the Company has complied in all respects with all federal, state, local or foreign laws, ordinances, regulations or orders applicable to the Company Business. Except as set forth in Section
3.1.20 of the Disclosure Schedule, the Company has all federal, state, local and foreign governmental licenses and permits which are required for the conduct of the Company Business as presently conducted by the

Company, which licenses and permits are in full force and effect, and no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or, to the best knowledge of the Company and the Sellers, threatened to revoke or limit any thereof. Section 3.1.20 of the Disclosure Schedule lists all federal, state, local and foreign governmental licenses and permits of the Company which are used in or relate to the Company Business, copies of which have been previously delivered to the Buyer.

               (b) The Company is not in violation of, and none of the Properties, facilities or assets of the Company as currently used violates, any applicable Environmental Law (as hereinafter defined), and no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any Environmental Law.

               (c) The Company is in possession of all Environmental Permits (as defined below) required under any applicable Environmental Law for the conduct or operation of the Company Business (or any part thereof), and is in compliance with all of the requirements and limitations included in such Environmental Permits.

               (d) To the best of the Sellers' knowledge after reasonable inquiry, the Company is not responsible, or potentially responsible, for the remediation or cost of remediation of wastes, substances or materials at, on or beneath any Properties or facilities or at, on or beneath any land adjacent thereto or in connection with any Waste or Contamination Site (as defined below).

               (e) The Company is not the subject of any federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of Environmental Laws.

               (f) Except as set forth in Section 3.1.20 of the Disclosure Schedule, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best knowledge of the Company and the Sellers, is threatened by any Governmental Authority with respect to any alleged failure by the Company to have any permit required in connection with the conduct of the Company Business or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) (a "Release") of any pollutants, contaminants, chemicals or industrial, hazardous or toxic substances or wastes of any kind regulated under any Environmental Laws ("Hazardous Materials") generated by the Company.

               (g) (i) The Company has not handled any Hazardous Material on any Property ever owned or leased by the Company, and has not generated any Hazardous Material which has been recycled, treated, stored, disposed or Released by the Company in violation of any Environmental Law at any location;
(ii) no PCB is or has been present, in violation of any Environmental Law, at any

Property ever owned or leased by the Company; (iii) no asbestos is or has been present, in violation of any Environmental Law, at any Property ever owned or leased by the Company; (iv) there are no underground storage tanks for Hazardous Materials, active or abandoned, in violation of any Environmental Law, at any Property ever owned or leased by the Company; (v) no Hazardous Materials have been Released, in a reportable quantity, in violation of any Environmental law, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property ever owned or leased by the Company; and (vi) no Hazardous Materials have been otherwise Released, in violation of any Environmental Law, at, on or under any Property ever owned or leased by the Company.

               (h) The Company has not transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation And Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List under the Comprehensive Environmental Response Compensation And Liability And Information System ("CERCLIS"), by the EPA or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to any claim against the Company for or with respect to clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, Encumbrances under CERCLA.

               (i) The Company has complied with the filing and reporting requirements under all applicable Environmental Laws as they relate to the Company Business and has maintained all required data, documentation and records under all applicable Environmental Laws.

               (j) As used herein, (i) "Environmental Law" shall mean any law, statute, regulation, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emission, releases or threatened releases or noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials, including (but not limited to) the Surface Mining Control And Reclamation Act of 1977, as amended, the Comprehensive Environmental Response, Compensation And Liability Act of 1980, as amended, the Resource Conservation And Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, any so-called "Superfund" or "Superlien" law, and any other similar federal, state or local statutes now in effect, (ii) "Environmental Permit" shall mean any of the permits required by or pursuant to any applicable

Environmental Law, and (iii) "Waste or Contamination Site" shall mean any site or location, wherever located (including, but not limited to, any well, tank, pit, pond, lagoon, tailings pile, spoil pile, impoundment, ditch, trench, drain, landfill, warehouse or waste storage container), where pollutants, contaminants or hazardous or toxic wastes, substances or materials shall have been deposited, stored, treated, reclaimed, disposed of, placed or otherwise come to be located.

     3.1.21 AFFILIATE TRANSACTIONS. Section 3.1.21 of the Disclosure Schedule contains a complete and correct list of all agreements or arrangements (whether or not written) between the Company, and/or any officer, director, employee or shareholder (or family member thereof) of the Company currently in effect or to be performed in the future, other than any such agreements and arrangements which are terminable by the Company on less than 30 days notice. Other than such agreements or arrangements, if any, there are no arrangements or agreements between the Company and/or any officer, director, employee or shareholder (or family member thereof) of the Company which will continue past the Closing which may involve payments to, or from, or for the benefit of, any such officer, director, employee or shareholder (or family member thereof) of more than $1,000 in any one fiscal year other than (a) salary and bonus paid as part of the employment relationship for services rendered (including directors' fees), (b) contributions by the Company under its Plans as defined in Section 7.1 hereof,
(c) reimbursement of expenses, and (d) transactions described in

Section 3.1.21 of the Disclosure Schedule.  Except as set forth in Section
3.1.21 of the Disclosure Schedule, no officer, director, shareholder or, to the knowledge of the Sellers, employee (or family member thereof) of the Company owns, directly or indirectly, on an individual or joint basis, greater than a 5% interest in, or serves as an officer, director, shareholder, partner or employee of, any customer, competitor or supplier of the Company or any person or entity which has a contract, agreement or arrangement with the Company.

     3.1.22 EMPLOYEES, LABOR MATTERS, ETC. (a) Section 3.1.22(a) of the Disclosure Schedule contains a complete and correct list of the names of all directors, officers and employees of the Company. Except as identified in the Disclosure Schedule, there is no payment that has not been paid for more than 30 days past the date on which such payment would ordinarily be made in the ordinary course of business that is owed by the Company to any of its directors, officers, employees, trustees, agents, brokers, representatives or other personnel, current and former, or any beneficiaries, dependents or survivors of the foregoing in any material amount (including, without limitation, expense reimbursement and severance payments), in accordance with the terms of the Company's respective employment arrangements or under its employment, severance or agency agreements, if any. All employees and consultants are now and always have been "at will" employees and consultants of the Company.

          (b)  Except as set forth in Section 3.1.19 of the

Disclosure Schedule, there has not been since January 1, 1993 any (i) unfair labor practice complaint against the Company before the National Labor Relations Board ("NLRB"); (ii) labor strike, similar dispute, or work stoppage actually pending or threatened against or affecting the Company; (iii) representation petition respecting the employees or staff of the Company filed with the NLRB; or (iv) arbitration proceeding arising out of or under collective bargaining agreements pending against the Company.

     3.1.23 ERISA. Section 3.1.23 of the Disclosure Schedule contained a complete and correct list of all pension and profit sharing Plans maintained or sponsored by the Company.

          (a) Each Plan that is intended to qualify under Section 401(a) of the Code is so qualified. The Company has performed in all material respects all obligations required to be performed by it by the terms of the Plans and all applicable laws, rules and regulations including without limitation the Employees Retirement Income Security Act of 1974 ("ERISA"). The Company has complied in all material respects with all applicable laws, rules and regulations relating to each Plan.

          (b) The Company has not, and has no knowledge that any other party in interest (as defined in Section 3(14) of ERISA) to any Plan has, engaged in any transaction with respect to any Plan in connection with which the Company or any other party in interest could be subjected to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

          (c) No Plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA) or any trust created under any such Plan has been terminated since December 31, 1987. No material liability to the Pension Benefit Guaranty Corporation (the "PBGC"), other than annual premium payments, has been or is expected by the Company to be incurred by the Company with respect to any Plan. Since January 1, 1993 there has been no reportable event (within the meaning of Section 4043(b) of ERISA), which at the time of such event required notification to the PBGC. Since January 1, 1993, there has been no other reportable event with respect to any Plan which could result in a material liability to the Company Business as a result thereof. Since January 1, 1993, there has been no event or condition which presents a material risk of termination of any such Plan by the PBGC.

          (d) Full payment has been made of all amounts which the Company is required under the terms of each Plan to have paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof or, if later, the most recent date as of which such amount is required to be paid under such Plan (and, with respect to any Plan that is subject to Section 412(m) of the Code, all payments required to be made have been paid on or before each required installment due date [as defined in Section 412(m) of the Code] preceding the date hereof), and, with respect to any Plan, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists. There has been no failure to make any payment due prior to the date hereof that is or could become a liability of the Company under Section 412(c) of the Code.

          (e) No Plan is a Multiemployer Plan and the Company has not withdrawn or partially withdrawn from any Multiemployer Plan under circumstances giving rise to a withdrawal liability under ERISA.

          (f) The Company has not engaged in any transaction since January 1, 1993 described in Section 4069(a) of ERISA.

     3.1.24 DISCLOSURE. Neither this Agreement nor the Disclosure Schedule, nor any certificate or other document furnished or to be furnished by the Sellers to the Buyer or any agent or representative of the Buyer pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein and herein not misleading. There is no fact presently actually known to any of the Sellers or any of the officers or directors of the Company (other than matters of a general economic or political nature which do not affect the Company uniquely or general matters relating to the industry in which the Company is involved) which materially and adversely affects the Company Business which has not been set forth herein or in the Disclosure Schedule.

     3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers as follows:

     3.2.1 CAPACITY TO CONTRACT. The Buyer has the legal capacity and ability to execute and deliver the Transaction Agreements, to perform its obligations thereunder and to consummate the transactions contemplated by each of the Transaction Agreements. The Transaction Agreements constitute the valid and legally binding obligations of the Buyer subject to bankruptcy, insolvency, reorganization and similar laws and applicable principles of equity. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated by each such Agreement will not conflict with or result in any violation of or default under any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or any of its Properties. Except as specified in Section 3.2.1 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with any governmental authority is required on the part of the Buyer in connection with the execution and delivery of the Transaction Agreements.

     3.2.2 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyer in such manner as to give rise to any valid claim against any of the Sellers or the Company for any brokerage or finder's commission, fee or similar compensation.

     3.2.3 BUYER'S AUTHORITY FOR AGREEMENT. The Buyer has the corporate power and authority to execute and deliver the Transaction Agreements, to perform its obligations under the Transaction Agreements and to consummate the transactions contemplated by each such Agreement. The execution and delivery of the Transaction Agreements and the transactions contemplated by each such Agreement have been duly authorized by the Board of Directors of the Buyer (the "Buyer's Board"). Except as specified in Section 3.2.3 of the Disclosure Schedule, no consent of any third party is required to be obtained by the Buyer in connection with the execution, delivery and performance of the Transaction

Agreements or the consummation of the transactions contemplated thereby.

     3.2.4  ABSENCE OF CHANGES.  Since December 31, 1997, except as specified in
Section 3.2.4 of the Disclosure Schedule or permitted pursuant to this Agreement, the Buyer has not:

          (a) undergone any change in its condition (financial or other), properties, assets, liabilities, or operations, other than changes in the ordinary course of business which has individually or in the aggregate had a material adverse effect on the condition (financial or other), properties, assets, liabilities, or operations of the Buyer (defined collectively as the "Buyer Business" herein);

          (b) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock except its normal annual dividend paid in January 1998 or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

          (c) issued or sold any shares of its capital stock of any class or any options, warrants or conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

          (d) incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt outstanding as of December 31, 1997, other than in the ordinary course of business or pursuant to agreements and instruments listed on the Disclosure Schedule;

          (e) mortgaged, pledged or subjected to any Lien, any of its properties or assets, tangible or intangible, except for

Permitted Encumbrances as defined in Section 3.1.13(a), other than in the ordinary course of business or pursuant to agreements and instruments listed on the Disclosure Schedule;

          (f) acquired or disposed of any material assets (including surplus or obsolete inventory) or properties, or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

          (g) forgiven or canceled any material debts or claims or waived any material rights, except in the ordinary course of business;

          (h) entered into any material agreement, commitment or other material transaction other than in the ordinary course of business or entered into any material agreement which, pursuant to its terms, is not cancellable without penalty on less than 60 days' notice;

          (i) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, other than normally scheduled bonuses, payments and increases in the ordinary course of business;

          (j) adopted or amended in any material respect, any employment, collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees other than as required by law;

          (k) suffered any damage, destruction or loss (whether or not covered by insurance) which may reasonably be expected to materially and adversely affect (individually or in the aggregate) the Buyer Business;

          (l) suffered any strike or other employment-related problem which may reasonably be expected to materially and adversely affect the Buyer's Business;

          (m) suffered any loss of employees or customers that may reasonably be expected to materially and adversely affect the Buyer's Business;

          (n)  amended its Articles of Incorporation or By-Laws;

          (o) changed in any material respect its accounting practices, policies or principles;

          (p) granted any rights or licenses under any of its trademarks, trade names or patents or entered into any licensing or distributorship agreements, other than distributor agreements entered into in the ordinary course of business; or

          (q) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment.

                                      ARTICLE IV

                               COVENANTS OF THE PARTIES

     4.1  COVENANTS OF THE SELLERS.

     4.1.1 CONDUCT OF BUSINESS. From the date hereof to the Closing Date, except as contemplated by this Agreement or otherwise consented to by the Buyer in writing, which consent shall not unreasonably be withheld, the Company and the Sellers will cause the Company to:

          (a) carry on its business in, and only in, the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing Date;

          (b) use its best efforts to maintain all its material structures, equipment and other tangible Personal Property currently in use in good operating condition and repair, except for ordinary wear and tear;

          (c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

          (d) perform in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting its Properties, assets and business;

          (e) maintain its books of account and records in the usual, regular and ordinary manner;

          (f) comply with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, permits, franchises, licenses and other governmental authorizations or approvals applicable to it or any of its Properties;

          (g)  not amend its Articles of Incorporation or By-Laws;

          (h) not enter into or assume any agreement, contract or commitment of the character referred to in Section 3.1.11, except for permitted agreements, contracts and commitments of the character referred to in the clauses thereof in the ordinary course of business;

          (i) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

          (j) not take any action the taking of which would result in a violation of any of the representations and warranties of the Sellers set forth in this Agreement;

          (k) promptly advise the Buyer in writing of any changes which, individually or in the aggregate, have a material adverse affect on the Company Business or breach this Section 4.1.1;

          (l) not dispose of any of the Company Assets other than in the normal course of business without the prior written permission of the Buyer which will not be unreasonably withheld; and

          (m) not incur any liabilities in excess of $10,000 other than in the normal course of business without the prior written consent of the Buyer which will not be unreasonably withheld.

     4.1.2 NO SOLICITATION. The Company and the Sellers shall not, and shall not permit the Company to, (i) solicit or encourage any inquiries or proposals for, or enter into any discussions with respect to, the acquisition of any shares of the Company Capital Stock or the Company Business or all, or substantially all of the assets of the Company or (ii) except as required by law furnish or cause to be furnished any non-public information concerning the Company Business to any Person (other than the Buyer and its agents or the Sellers and their agents). The Company shall not sell, transfer or otherwise dispose of, grant any option or proxy to any Person with respect to, create any Lien upon, or transfer any interest in, any of the shares of the Company Capital Stock.

     4.1.3 ACCESS AND INFORMATION. So long as this Agreement remains in effect, the Company and the Sellers will cause the Company to give the Buyer and its accountants, counsel, employees and other representatives full access during normal business hours to all of the Company's Properties, books, contracts, commitments, reports and records and to furnish to the Buyer and its advisors all such documents, records and information with respect to its Properties and business and copies of any work papers relating thereto as the Buyer shall from time to time reasonably request. In addition, the Company and the Sellers will cause the Company to permit the Buyer, its accountants, counsel, employees and other representatives reasonable access to such personnel of the Company during normal business hours as may be necessary or useful to the Buyer in its review of the Properties and Company Business and the above mentioned documents and information. All such access shall be coordinated through Grossman as the CEO of the Company or a person designated by the CEO, provided that Grossman shall be reasonably available during the normal business hours of the Company for such coordination. The Company and the Sellers will cause the Company to keep the Buyer informed as to the affairs of its business and shall consult with the Buyer on important matters pertaining to its business and Properties. The Company and the Sellers will cause the Company to use its best efforts to cause its independent C.P.A. David Lawrence ("Lawrence") and the firm of Rachlin, Cohen & Holtz (the "Rachlin Firm") to give to the Buyer and its advisors reasonable access to the books, records and work papers relating to the Company.

     4.1.4  FINANCIALS, ETC.   The Sellers and the Company will cause the
Company to provide the Buyer, as soon as the same become available, copies of all Financial Statements of the Company for December 31, 1997 and all periods subsequent to December 31, 1997 which are prepared by or for the Company.

     4.1.5 FURTHER ASSURANCES. Following the Closing Date, the Sellers and the Company shall, at the Company's sole expense, from time to time, execute and deliver such additional instruments, documents, conveyances and assurances as may reasonably have been requested by the Buyer to confirm and assure the rights and obligations hereinabove set forth.

     4.1.6 ACCESS TO TAX INFORMATION. The Sellers and the Company shall provide the Buyer with complete and correct copies of all federal, state, local and foreign Tax Returns of the Company filed prior to the Closing Date. After the Closing, the Sellers shall consult in good faith and cooperate fully with the Buyer and shall make available to the Buyer, as may be reasonably requested, and to any taxing authority, as may be reasonably requested by the Buyer, all information, records or documents relating to tax liabilities or potential tax liabilities of the Company.

     4.1.7 COMPLETION OF TAX RETURNS. As soon as reasonably possible and in all events on or before March 31, 1998, the Sellers and the Company shall cause to be prepared and filed all required federal and state Tax Returns for the Company including those Returns due for the fiscal year ended on December 31, 1997. Copies of all such Returns shall be furnished to the Buyer at least three business days prior to their filing.

     4.2  COVENANTS OF THE BUYER.

     4.2.1 CONFIDENTIALITY. Prior to the Closing or, if this Agreement is terminated or abandoned for any reason, for two (2) years after the date hereof, the Buyer shall, cause its employees and agents not to, directly or indirectly, use in furtherance of its affairs or disclose to any person any trade secret or other Proprietary Information relating to the Company or any of its customers, suppliers, employees or others having business relationships with them. The Buyer may, however, use such information in connection with its consideration of the transactions contemplated hereby. The provisions of this Section shall survive any termination of this Agreement.

     4.2.2 TRADEMARK REGISTRATIONS. The Buyer shall, at its expense, protect the Company's right to the exclusive use of the name "Rotocast International, Inc." wherever such name is now being used by the Sellers and the Company by renewing the existing registrations of existing registered names and trademarks of the Company before they expire.

     4.3  COVENANTS OF BOTH PARTIES.

     4.3.1 THE LETTER OF INTENT. On March 3, 1998, the parties executed and delivered the March 3, 1998 Letter of Intent consisting of eleven (11) pages total (the "Letter of Intent"). The parties agree that until the actual Closing of this Agreement that the mutual covenants contained in Sections 11, 13, 17, 18, 21 and 22 of the Letter of Intent shall remain in full force and effect as though they were part of this Agreement. The parties further agree that once the transactions specified in this Agreement have closed the Letter of Intent shall be completely superseded by the terms and conditions contained in this Agreement.

     4.3.2 BOARD OF DIRECTORS POSITIONS. At any time that GSC owns in excess of 1,500,000 shares of the Common Stock of the Buyer or its successors, a representative of GSC shall be a member of the Buyer's Board. If it is necessary to elect such representative to the Buyer's Board, Sherman McKinniss ("McKinniss") will agree to vote those shares that he owns directly, indirectly or as beneficial owner, for the election of such representative designated by GSC. At such time as McKinniss is no longer serving as Chairman of the Buyer's Board, McKinniss or his heirs will agree to vote such shares owned directly, indirectly or beneficially for the appointment of the GSC representative as a member of the Buyer's Board. By signing on the signature page as an individual with respect to this Section 4.3.2 only, McKinniss agrees to be bound by the terms and conditions of this Section 4.3.2 only. As long as McKinniss is on the Buyer's Board or is a candidate for the Buyer's Board, GSC, its successors and the GSC Shareholders agree to vote all of their shares of the Buyer's Common Stock for the election of McKinniss as a director of the Buyer or its successors.

     4.3.3 BOSSIER, LOUISIANA FACILITY. Since September 15, 1996, Wonder and Rotocast have been the "Lessee" of GSC of a Plant located in Bossier, Louisiana consisting of approximately 260,850 square feet (the "Bossier Facility"). Since approximately March 5, 1997, a portion of the Bossier Facility (the "Murphy Portion") has been leased to Murphy Bonded Warehouse, Inc. ("Murphy") by GSC.
In May 1997, a fire caused major damage to the Murphy Portion and to paper and other personal property owned by International Paper Company ("International"). Since the fire, GSC, Rotocast and Wonder have been attempting to get the Insurance Carrier to pay for the damage to the Bossier Facility without success to date. On the Closing Date, an Amendment To Standard Industrial Lease - Net between GSC, Wonder, Rotocast and the Buyer in a form acceptable to all parties shall be executed and delivered by all parties. In addition, the Sellers shall indemnify and hold harmless the Buyer from all claims by Murphy and International. In return, the Buyer shall promptly remit to GSC any insurance proceeds received by the Buyer or Rotocast as compensation or otherwise with respect to the damage of the roof of the Bossier Facility. Any such insurance proceeds received by the Buyer or Rotocast shall be remitted to GSC in their entirety with no offset for any items of any nature whatsoever other than legal and other professional fees and costs directly related to and incurred in connection with the collection of the insurance proceeds relating to the fire damage to the Bossier Facility.

                                      ARTICLE V

                           CONDITIONS PRECEDENT AND CLOSING

     5.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Sellers and the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

     5.1.1 NO INJUNCTION, ETC. No action or proceeding shall be pending or threatened by any public authority or private Person on the Closing Date before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby or to recover any damages or obtain other relief as a result of such transactions.

     5.1.2 TRANSACTION AGREEMENTS. Sellers and the Buyer shall each have executed and delivered each of the Transaction Agreements specified in
Section 3.1.2 above.

     5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of the Buyer (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions, which the Sellers and the Company agree to use their best efforts to cause to be fulfilled:

     5.2.1 REPRESENTATIONS, PERFORMANCE. The representations and warranties of the Sellers and the Company contained in Section 3.1 shall be true and correct at and as of the date hereof and shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as affected by the transactions contemplated hereby. The Sellers and the Company shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to and on the Closing Date. The Sellers and the Company shall have signed and delivered to the Buyer certificates dated the Closing Date and signed by each of the Sellers and the Company to the effect set forth above in this
Section 5.2.1.

     5.2.2 NET WORTH. The Buyer shall have received a letter dated the Closing Date signed by Grossman on behalf of the Company in form satisfactory to the Buyer reporting that the Total Shareholders Equity of the Company on the Closing Date is no less than $350,000.

     5.2.3 CONSENTS. Any consent to the transactions contemplated by this Agreement required by any governmental authority or under any agreement or contract to which any of the Sellers or the Company is a party or by which they or any of them are bound, the withholding of which would have a material adverse effect on the Company Business, shall have been obtained.

     5.2.4 OPINION OF COUNSEL. The Buyer shall have received an opinion, addressed to it and dated the Closing Date, from Andrew Hall & Associates, P.A. (the "Andrew Hall Firm"), as counsel for the Company, substantially in the form of Exhibit "G" which is attached hereto and incorporated herein by this reference.

     5.2.5 PROCEEDINGS. All corporate and other proceedings of the Sellers and the Company in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory in substance and form to the Buyer and its counsel, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     5.2.6 EMPLOYMENT AGREEMENTS. Grossman, Schidel and Cornwall shall have executed and delivered to the Buyer the three (3) separate Employment Agreements which are attached hereto as Exhibit "H" and incorporated herein by this reference (the "Employment Agreements").

     5.2.7  COVENANTS NOT TO COMPETE.  Grossman, Schidel and

Cornwall shall have executed and delivered to the Buyer the three (3) separate Covenants Not To Compete which are attached hereto as Exhibit "I" and incorporated herein by this reference.

     5.2.8 LEASE AMENDMENTS. The existing Leases for the Company's Plants, other than the Shreveport, Louisiana Plant, shall be amended to (a) extend their present terms to a fifteen (15) year period beginning on the Closing Date, (b) and confirm that the Landlords are fully responsible for any Hazardous Waste and contamination, if any, which presently exist at any of the Plants. The Buyer's responsibility for the Lease on the Shreveport, Louisiana Plant shall end when all of the Company's Assets have been removed therefrom.

     5.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Sellers), on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use its best efforts to cause to be fulfilled:

     5.3.1 REPRESENTATIONS, PERFORMANCE, ETC. The representations and warranties of the Buyer contained in Section 3.2 hereof shall be true and correct at and as of the date hereof and shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such time. The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. The Buyer shall have delivered to the Sellers a certificate dated the Closing Date and signed by it to the effect set forth above in this Section 5.3.1.

     5.3.2 OPINION OF COUNSEL. The Sellers shall have received an opinion, addressed to them and dated the Closing Date, from E. Paul Tonkovich - Professional Corporation (the "Tonkovich Corporation"), counsel for the Buyer, substantially in the form of Exhibit "J" which is attached hereto and incorporated herein by this reference.

     5.4 THE CLOSING AND THE CLOSING DATE. The Closing of the Transaction Agreements (the "Closing") shall take place at the offices of the Tonkovich Corporation, 1851 East First Street, Suite 800, Santa Ana, California 92705 on Wednesday, March 25, 1998 at 9:00 o'clock a.m. or such other time and date as the parties may agree to in writing (the "Closing Date"). At the Closing:

          (a) The Sellers shall deliver to the Buyer the original certificates representing all of the outstanding Company Capital Stock duly endorsed as required by this Agreement;

          (b) The Sellers and the Company shall deliver to the Buyer executed copies of all of the Transaction Agreements other than this Agreement duly executed by all parties thereto plus all Minute Books and Stock Certificate Books for each of the Seller Corporations;

          (c) The Buyer shall deliver to GSC the Letter Of Credit, the number of shares of the Buyer's Common Stock and the Buyer's Note required by Article I of this Agreement; and

          (d) The Buyer shall deliver to the Sellers executed copies of all of the Transaction Agreements other than this Agreement duly executed by all parties thereto.

                                      ARTICLE VI

                                     TERMINATION

     6.1 AUTOMATIC TERMINATION. This Agreement shall automatically terminate without any further action on the part of any party hereto at 6:00 p.m. California time on March 31, 1998 if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the Sellers and the Buyer.

     6.2 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by mutual written consent of the Sellers and the Buyer;

          (b) by the Buyer by written notice to the Sellers (i) if any of the conditions set forth in Section 5.1 or 5.2 shall not, or if it becomes apparent that any of such conditions will not, have been fulfilled by 6:00 p.m. California time on March 31, 1998 or (ii) if any material default under or material breach of this Agreement, or any material misrepresentation or material breach of any representation or warranty contained herein, on the part of the Sellers shall have occurred and shall not have been cured; or

          (c) by the Sellers by written notice to the Buyer (i) if any of the conditions set forth in Section 5.1 or 5.3 shall not, or if it becomes apparent that any of such conditions will not, have been fulfilled by 6:00 p.m. California time on March 31, 1998 or (ii) if any material default under or material breach of this Agreement, or any material misrepresentation or material breach of any representation or warranty contained herein, on the part of the Buyer shall have occurred and shall not have been cured.

     6.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to the provisions of Sections 6.1 or 6.2, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders in respect of this Agreement, except as specified in Section 21 of the Letter Of Intent.

                                     ARTICLE VII

              DEFINITIONS, INDEMNIFICATION AND MISCELLANEOUS PROVISIONS

          7.1 DEFINITIONS OF CERTAIN TERMS. The following terms shall have the following meanings:

          ANDREW HALL FIRM. Andrew Hall & Associates, P.A., counsel for the Sellers.

          AMEX.  The American Stock Exchange.

          BOSSIER FACILITY.  See Section 4.3.3.

          BUYER.  Rotonics Manufacturing Inc.

          BUYER'S BOARD.  The Board of Directors of the Buyer.

          BUYER'S NOTE.  See Section 2.2

          CERCLA. The Comprehensive Environmental Response, Compensation And Liability Act of 1980, as amended. See Section 3.20(h).

          CERCLIS. The Comprehensive Environmental Response, Compensation And Liability And Information System. See Section 3.20(h).

          CHICAGO TITLE.  Chicago Title Company Escrow Department.

See Sections 2.4 and 2.5.

          CLOSING.  See Section 5.4

          CLOSING BALANCE SHEET. The February 28, 1998 Balance Sheet for the Company. See Section 3.1.10.

          CLOSING DATE.  See Section 5.4

          CLOSING NET WORTH. The sum of the capital stock, retained earnings and year to date profit or loss accounts of the Company appearing on the Closing Balance Sheet of the Company prepared as of February 28, 1998 in accordance with generally accepted accounting principles applied on a basis consistent with prior years.

          CODE.  Internal Revenue Code of 1986 as amended to date.

          COMMON STOCK.  Buyer's $0.01 par value Common Stock.

          COMPANY. Rotocast International, Inc. and each of the Rotocast Subsidiaries identified below.

          COMPANY ASSETS.  See Section 1.7

          COMPANY BUSINESS.  See Section 3.1.11(a)

          COMPANY CAPITAL STOCK.  See Section 3.1.1

          CONSTITUENT CORPORATIONS. The Buyer, Rotocast and the Rotocast Subsidiaries.

          CONTINGENCY ESCROW.  See Section 2.5

          CONTINGENCY ESCROW INSTRUCTIONS.  See Section 2.5

          JANET CORNWALL. Janet J. Sue Cornwall, as Trustee of the Robert M. Cornwall Living Trust dated 12-13-94.

          CORNWALL. Robert M. Cornwall, individually and as Trustee of the Janet J. Sue Cornwall Living Trust dated 12-13-94.

          DISAPPEARING CORPORATIONS. Rotocast and the Rotocast Subsidiaries. See Section 1.1.

          DISCLOSURE SCHEDULE. The Disclosure Schedule dated the date hereof, which has been delivered to the Buyer by the Sellers and initialled by the Sellers for identification and which is attached as Exhibit "E" hereto

          EFFECTIVE DATE.  On or before March 31, 1998.

          EMPLOYMENT AGREEMENTS.  See Section 5.2.6 and Exhibit "H" hereto.

          EPA.  The Federal Environmental Protection Agency.

          ERISA. The Employee Retirement Income Security Act of 1974, as amended. See Section 3.1.23.

          ENVIRONMENTAL LAW.  See Section 3.1.20(j).

          ENVIRONMENTAL PERMIT.  See Section 3.1.20(j).

          FINANCIAL STATEMENTS. The Financial Statements of the Company as at and for the fiscal years ended on March 31, 1995, March 31, 1996, December 31, 1996, December 31, 1997 and for the two months ended February 28, 1998 and any additional interim unaudited Financial Statements delivered pursuant to this Agreement including in each case a Summary Income Statement, a Balance Sheet, a Retained Earnings Statement and an Income Statement.

          GROSSMAN. Robert D. Grossman, individually and as Trustee U.A.D. May 30, 1997.

          HAZARDOUS MATERIALS.  See Section 3.1.20(f).

          GSC SHAREHOLDERS. Grossman, Janet Cornwall, Cornwall, Schidel, Levitt, Jaller and Joann Schidel.

          JALLER.  Michael M. Jaller and Helen C. Jaller, JRWROS.

          JOANN SCHIDEL. Thomas R. Schidel as Trustee of the Joann Schidel Trust dated 4-4-94.

          INTELLECTUAL PROPERTY.  See Section 3.1.16.

          LAWRENCE.  David R. Lawrence, C.P.A.

          LETTER OF CREDIT.  See Section 2.3 and Exhibit "B" hereto.

          LETTER OF INTENT.  See Section 4.3.1.

          LIEN. Any mortgage, pledge, adverse claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien or charge of any kind.

          LEVITT. Dr. Irving Levitt, as Trustee of the Revocable Living Trust dated 9-11-78 as amended.

          MCKINNISS.  Sherman McKinniss.  See Section 4.3.2

          MULTIEMPLOYER PLAN.  A "multiemployer plan" within the meaning of
Section 3(37) of ERISA.

          MURPHY.  See Section 4.3.3.

          NLRB.  National Labor Relations Board.  See Section 3.1.22(b).

          NOTE ESCROW INSTRUCTIONS.  See Section 2.4

          PERMITTED ENCUMBRANCES.  See Section 3.1.13(a).

          PERSON. Any natural person, firm, partnership, association, corporation, trust, public body or authority or government.

          PERSONAL PROPERTY.  See Section 3.1.13.

          PLAN. Any pension, retirement, profit sharing, stock bonus or other plan of deferred compensation, any medical, dental or other health benefit plan, any life insurance, disability insurance or accident insurance plan, any severance plan, policy or arrangement, or any other employee benefit plan within the meaning of Section 3(3) of ERISA and any bonus, incentive, stock option, restricted stock or other equity based compensation program to which the Company is a party, to which the Company contributes, or under which employees of the Company participate or have a right to receive benefits.

          PLANTS.  See recital A.

          PROPERTIES.  Real Property and Personal Property as defined herein.

          PROPRIETARY INFORMATION.  See Section 3.1.16.

          RACHLIN FIRM.  Rachlin, Cohen & Holtz.  See Sections 4.1.3 and 7.4.

          REAL PROPERTY.  See Section 3.1.13.

          RELEASE.  See Section 3.1.20(f).

          RETURNS OR TAX RETURNS.  See Section 3.1.12.

          SCHIDEL.  Thomas R. Schidel, individually and as Trustee of the Thomas
R. Schidel Trust dated 12-6-96.

          SEC.  The Securities and Exchange Commission.

          SECURITY AGREEMENT.  See Section 2.5 and Exhibit "E: hereto.

          SELLER CORPORATIONS.  Rotocast and each of the Rotocast Subsidiaries.

          SUPERFUND.  See Section 3.1.20(j).

          SUPERLIEN.  See Section 3.1.20(j).

          SURVIVING CORPORATION.  Rotonics Manufacturing Inc.

          TAXES.  See Section 2.1.12.

          TONKOVICH CORPORATION. E. Paul Tonkovich - Professional Corporation, counsel for the Buyer.

          TRANSACTION AGREEMENTS.  See Section 3.1.2.

          7.2 INDEMNIFICATION. (a) Subject to the restrictions and limitations contained herein, the Sellers and each of them covenant and agree to defend, indemnify and hold harmless the Buyer and its employees and agents from and against any and all actual liability, obligation, loss, cost, deficiency or damage (whether absolute, accrued, contingent, conditional or otherwise), resulting from or arising out of (i) the breach in any material respect of any representation or warranty made by the Sellers or the Company herein or in connection herewith, (ii) the failure of the Sellers or the Company (up to the Closing Date) to perform in any material respect any covenant or fulfill any other obligation contained herein, (iii) the failure of any of the Sellers to disclose any liabilities or obligations that the Sellers knew or should reasonably have known, or (iv) actual fraud by any of the Sellers in connection with the Transaction Agreements. The Sellers shall not be required to indemnify the Buyer with respect to any claim for indemnification pursuant to this Agreement unless and until (and only to the extent that) the aggregate amount of all such claims against the Sellers exceeds $10,000.

          (b) The Buyer covenants and agrees to defend, indemnify and hold harmless the Sellers and each of them from and against any and all liability, obligation, damage, loss, cost, deficiency or damage (whether absolute, accrued, contingent, conditional or otherwise) resulting from or arising out of (i) the breach in any material respect of any representation or warranty made by the Buyer herein or in connection herewith, (ii) the failure of the Buyer to perform in any material respect any covenant or fulfill any other obligation contained herein, or (iii) the operation of the Company Business from and after the Closing Date.

          (c) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, PROVIDED that (i) counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party may participate in such defense but only at such Indemnified Party's expense, and
(ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnficiation obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is actually damaged as a result of such failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the giving by the claimant or plaintiff to such Indemnified Party of a complete release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall reasonably and in good faith determine that the conduct of the defense of any claim to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely and materially the Indemnified Party's ability to conduct future business, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or lawsuit relating to any such claim at the sole cost of the Indemnified Party, PROVIDED that if the Indemnified Party does so take over and assume control, the amount of the indemnity required to be paid by the Indemnifying Party shall be limited to the amount which the Indemnifying Party is able to demonstrate that it could have settled the matter for immediately prior to the time of such assumption. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion without impacting on the Indemnified Party's rights to full indemnification. In any event, the Sellers and the Buyer shall cooperate in the defense of any action or claim subject to this Section 7.2 and the records of each shall be available to the other with respect to such defense.

          (d) If the Buyer, on the one hand, or the Sellers or any of them, on the other hand, become aware of any breach of any representation or warranty or any breach or non-fulfillment of any covenant or obligation of another party hereunder the party becoming so aware shall promptly notify the other party or parties of such breach or non-fulfillment and afford such other party or parties a reasonable opportunity to cure such breach or non-fulfillment.

          (e) Each Indemnified Party shall use reasonable efforts to mitigate damages with respect to claims hereunder. The Indemnifying Party shall, upon payment to the Indemnified Party of damages with respect to any claim, be subrogated to the rights of the Indemnified Party against third parties with respect to the matters forming the basis for such claim to the extent of such damages paid.

          7.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS, ETC. The representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

          (a) Except as set forth in Section (b) below, the representations and warranties contained in Sections 3.1 and 3.2 shall survive for a period of approximately nine and one-half (9 1/2) months until the close of business on December 31, 1998 and no claim for any breach thereof may be brought unless notice thereof, specifying in reasonable detail the basis therefor, is delivered to the other party or parties and Chicago Title by the close of business on December 31, 1998; and

          (b) The representations and warranties contained in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7, 3.1.8, 3.1.10, 3.1.12, 3.1.19, 3.1.20,
3.1.21 and 3.1.24 and the covenants contained in this Agreement shall survive without limitation and notwithstanding the complete closure of the Chicago Title Note Escrow and/or the Chicago Title Contingency Escrow.

          7.4 EXPENSES. Except as set forth below, GSC and the GSC Shareholders, on the one hand, and the Buyer, on the other hand, shall bear and pay their respective expenses, costs and fees (including attorneys' and auditors' fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated, PROVIDED that GSC and the GSC Shareholders, on the one hand, and the Buyer, on the other hand, shall pay to the other all such expenses, costs or fees incurred by the other if such party shall materially breach its obligations hereunder. If the transactions contemplated hereby are consummated, a maximum of $10,000 for legal fees, accounting fees and expenses may be charged to the Company but no other expenses, costs or fees shall be paid by or charged to the Company in excess of the reserve therefor, if any, accrued on the Closing Balance Sheet of the Company dated as of February 28, 1998.

     Except to the extent expressly shown as accounts payable on the Closing Balance Sheet of the Company and except for the $10,000 allowance set forth above, neither the Buyer nor the Company shall have any liability or obligation to pay the Sellers attorneys including the Andrew Hall Firm or the Sellers accountants including the Rachlin Firm and Lawrence, or any other third party professional any amounts for professional fees, costs or other obligations whatsoever incurred on behalf of the Company in connection with the transactions contemplated hereby. The Sellers shall obtain and deliver at the Closing letters signed by the Andrew Hall Firm, the Rachlin Firm and Lawrence and such third party professionals in which they each acknowledge that their only recourse shall be against GSC and the GSC Shareholders and that they shall have no recourse against the Buyer or the Company with respect to such unauthorized or unrecorded liabilities and obligations.

          7.5 SEVERABILITY. If any provision of this Agreement is determined to be inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

          7.6 NOTICES. All notices, requests, demands and other communications required or permitted by this Agreement (collectively "Writings" herein) shall be in writing, shall be addressed to the party to be charged and shall be either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, facsimile, telecopy, telegram or telex, addressed as follows:


          (i)  IF TO THE BUYER:
               Sherman McKinniss, President
               Rotonics Manufacturing Inc.
               17022 So. Figueroa Street
               Gardena, CA  90248
               FAX (310) 538-5579

               WITH A COPY TO:
               E. Paul Tonkovich -
               Professional Corporation
               1851 E. First Street, Suite 800
               Santa Ana, CA  92705
               FAX NO. (714) 543-8406

          (ii) IF TO ANY OF THE SELLERS:
               Robert D. Grossman, CEO
               Rotocast International, Inc.
               3645 N.W. 67th St.
               Miami, FL  33147
               FAX (305) 836-1296

               WITH A COPY TO:
               David R. Lawrence, C.P.A.
               1428 Brickell Avenue, Penthouse
               Miami, FL  33131
               FAX (305) 374-5033


Any party or counsel shall have the right to change their address for notice purposes by complying with this Section 7.6. Any Writings personally delivered to any adult at any of the foregoing addresses shall be deemed received by the party to this Agreement as of the actual date and time of such personal delivery.

          7.7  MISCELLANEOUS.

          7.7.1  HEADINGS.  The headings contained in this

Agreement are for convenience purposes only and shall not affect the meaning or interpretation of this Agreement.

          7.7.2 ENTIRE AGREEMENT. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          7.7.3 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

          7.7.4 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          7.7.5 ASSIGNMENT. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

          7.7.6 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          7.7.7 AMENDMENT. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

          7.7.8 WAIVERS. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

     7.7.9 RETENTION OF RECORDS. For a period of five years following the date hereof, the Company and the Buyer shall retain the various books and records of the Company with respect to the period prior to the Closing Date and shall, upon reasonable prior notice, give the Sellers and their authorized representatives access thereto during normal business hours.

     7.7.10 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or any of the other Transaction Agreements shall be subject, at the request of the Sellers or the Buyer, to binding arbitration in accordance with the rules of the American Arbitration Association and, judgment upon any award rendered by such arbitrators may be entered in any court of competent jurisdiction. The venue for any arbitration arising out of or relating to this Agreement shall be Los Angeles County, California.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                   ROTONICS MANUFACTURING INC.,
  /s/ Sherman McKinniss            a Delaware Corporation
-------------------------------
Sherman McKinniss, individually
as to Section 4.3.2 only

                                   By  /s/  Sherman McKinniss
                                      -----------------------
                                     Sherman McKinniss, President

GSC INDUSTRIES, INC.,              ROTOCAST INTERNATIONAL. INC.,
a Florida corporation              a Delaware corporation


By  /s/  Robert D. Grossman        By  /s/  Robert D. Grossman
  -------------------------          -------------------------

ROTOCAST PLASTIC PRODUCTS, INC.,   WONDER PRODUCTS, INC.,
a Florida corporation              a Louisiana corporation


By  /s/  Robert D. Grossman        By  /s/  Robert D. Grossman
  -------------------------           -------------------------

NUTRON PLASTICS, INC.,             ROTOCAST PLASTIC PRODUCTS
a Florida corporation              OF TEXAS, INC.,
                                   a Texas corporation


By  /s/  Robert D. Grossman        By  /s/  Robert D. Grossman
   ------------------------           ------------------------

ROTOCAST PLASTIC PRODUCTS          ROTOCAST PLASTIC PRODUCTS
OF NEVADA, INC.,                   OF TENNESSEE, INC.,
a Nevada corporation               a Tennessee corporation


By  /s/  Robert D. Grossman        By  /s/  Robert D. Grossman
  -------------------------           -------------------------

ROTOCAST METAL PRODUCTS            ROTOCAST MANAGEMENT CORPORATION,
COATING CORP.,                     a Florida corporation
a Louisiana corporation

By  /s/  Robert D. Grossman        By  /s/  Robert D. Grossman
   -------------------------           -----------------------


    /s/  Robert D. Grossman            /s/  Janet J. Sue Cornwall
----------------------------        -----------------------------
Robert D. Grossman, individually   Janet J. Sue Cornwall, as
and as Trustee U.A.D. May 30,      Trustee of the Robert M.
1997                               Cornwall Living Trust dated
                                   12-13-94


    /s/  Robert M. Cornwall           /s/  Thomas R. Schidel
---------------------------         -----------------------------
Robert M. Cornwall, individually   Thomas R. Schidel, individually
and as Trustee of the Janet J.     and as Trustee of the Thomas E.
Sue Cornwall Living Trust dated    Schidel Trust dated 12-6-96
12-13-94


   /s/  Irving Lewitt                /s/  Michael M. Jaller
----------------------------        -------------------------------
Irving Levitt, as Trustee          Michael M. Jaller, JTWROS
of the Revocable Living Trust
dated 9-11-78 as amended             /s/  Helen C. Jaller
                                    --------------------------------
                                   Helen C. Jaller, JTWROS

  /s/  Thomas R. Schidel
------------------------------
Thomas R. Schidel, as Trustee
of the Joann Schidel Trust
dated 4-4-94

                       CLOSING DOCUMENTS LIST AND EXHIBIT LIST


Agreement             Exhibit No.
Page No.            Or Section No.      Description
--------            ---------------     --------------
   7                     2.1.2          Buyer's Common Stock Certificates

   8                      "A"           Buyer's Note

   8                      "B"           Letter of Credit

   9                      "C"           Chicago Title Note Escrow

   9                      "D"           Chicago Title Contingency Escrow
                                        Instructions

  10                      "E"           Security Agreement

  11                      "F"           Disclosure Statement

  48                     4.3.3          Bossier Facility Amendment To Standard
                                        Industrial Lease - Net

  50                     5.2.2          Seller Minimum Net Worth Letter

  51                     5.2.3          Waiver/Release Letter from National Bank
                                        of Canada ("NBC")

  51                      "G"           Andrew Hall Firm Opinion

  51                      "H"           Three (3) Employment Agreements

  52                      "I"           Three (3) Covenants Not To Compete

  52                     5.2.8          All Other Lease Amendments

  53                      "J"           Tonkovich Firm Opinion

  53                      "K"           3-3-98 Letter of Intent, 3-12-98 First
                                        Extension Agreement and 3-19-98 Second
                                        Extension Agreement

  53                      "L"           3-20-98 and 3-25-98 Letter Agreements
                                        allowing Grossman and Lawrence to act
                                        for other, etc.

  53                      "M"           Good Standing Certificates for Seller
                                        Corporations

  53                      "N"           Agreements of Merger

  65                       7.4          Andrew Hall Firm Expenses Letter Rachlin
                                        Firm Expenses Letter Lawrence Letter
